UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2012

AMICO GAMES CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53711	98-0579264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2nd Floor, Zhonhshan Avenue No. 238, Tianhe District, Guangzhou, Canton Province, China 51030
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 86 20 8556 2666

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On March 27, 2012 Vodafun Limited, the wholly owned subsidiary of Amico Games Corp. (“we”, “us”, “our”) terminated a number of agreements with Galaxy Software (Guangzhou) Limited which terminated our VIE relationship with Galaxy.  Vodafun had a variable interest entity (“VIE”) relationship with Galaxy Software (Guangzhou) Limited (“Galaxy”), a company incorporated under the laws of China.  Galaxy operates a number of mobile phone games on networks in China.

In September of 2011, an internal report was cited, reportedly produced by the China Securities Regulatory Commission (“CSRC”), which asked China’s State Council, or the cabinet of the PRC, to take action against VIE structures. The report describes VIE structures as a “threat”.  Our management believes that the PRC government has expressed increasing concern over foreign investors gaining substantial control over strategically important PRC companies without any governmental approval.  Our management believes that it is in the best interest of our company to terminate the VIE with Galaxy and search out a new acquisition target which we can acquire as a wholly owned subsidiary.  We cannot do this with Galaxy as telecommunication services are protected from foreign ownership under Chinese law.

Consequently, we have decided to terminate the Consulting Services Agreement, Equity Pledge Agreement, Business Operating Agreement, Exclusive Option Agreement and the Voting Rights Proxy Agreement we entered into with Galaxy on April 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICO GAMES CORP.
/s/ Carter Jun Ho
Carter Jun Ho
President, Chief Executive Officer and Director
Date:	April 2, 2012